                                                                    EXHIBIT 99.1



                    i3 MOBILE ANNOUNCES FIRST QUARTER RESULTS
                    -- AUTHORIZES SHARE REPURCHASE PROGRAM --

Stamford, CT, April 16, 2001 - i3 Mobile, Inc. (Nasdaq: IIIM), a leading provider of premium data services to mobile phones, today announced results for the first quarter ended March 31, 2001, and reported that its Board of Directors had authorized a share repurchase program.

For the first quarter of 2001, the Company reported net revenues of $1.3 million, versus $0.9 million in the first quarter of 2000. The Company reported a net loss for the 2001 first quarter of $4.7 million, equivalent to $0.21 per share, versus a net loss of $3.6 million, or $0.63 per share in the year ago period.

As of March 31, 2001, the Company had approximately 425,000 total paying subscribers, compared with approximately 130,000 total paying subscribers at the same point in 2000.

Weighted average shares outstanding increased to 22.8 million shares from 5.8 million shares a year ago as a result of the Company's initial public offering on April 6, 2000 and the conversion of all preferred shares to common shares on that date.

John A. Lack, i3 Mobile's President and Chief Executive Officer, stated, "During the first quarter, we continued to invest in our infrastructure, strengthen our management team and began field trials of our new products and services."

Additionally, the Company announced that its Board of Directors authorized the Company to repurchase up to 2.3 million shares of its common stock. Purchases will be made from time to time in the open market and through privately negotiated transactions, subject to general market and other conditions. The repurchase program will be financed with existing cash resources. Shares acquired will become treasury shares and will be available for later reissuance for general corporate purposes. As of March 31, 2001, i3 Mobile had 22.8 million shares of common stock outstanding.

Mr. Lack continued, "The Board's decision to authorize this share repurchase program reflects our commitment to the creation of shareholder value by acquiring our stock at what we believe are attractive valuation levels. With nearly $80 million in cash at the end of the first quarter, we have the financial strength to make this investment and continue executing on our business strategy."

Mr. Lack concluded, "The focus of i3 Mobile is changing from being an enabler of wireless data to a developer and marketer of premium mobile products and consumer subscription services. We see strong interest from wireless network operators for a suite of premium wireless data products and services that will provide significant incremental revenues. Our research and product development activities, combined with our existing carrier relationships and the steps we have taken to strengthen our management team, place us in an excellent position to take advantage of this opportunity, and we remain confident in our ability to achieve commercial rollout of our enhanced product line in the fourth quarter of 2001."
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The Company also announced that it will be conducting a meeting for investors and analysts in New York City on June 28, 2001. Mr. Lack and Michael Neuscheler, Executive Vice President and Chief Financial Officer, will host the meeting. The event will include presentations from management and demonstrations of the Company's newly-developed product suite. Further details regarding location and time will be announced at a later date.

In conjunction with this release, i3 Mobile will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for today, April 16, 2001 at 5:00 p.m. EST. Listeners can access the conference call live over the Internet at http://www.streetfusion.com, or through a link in the investor relations section of the Company's web site at http://www.i3mobile.com. Please allow 15 minutes prior to the call to visit the sites to download and install any necessary audio software. After the call has taken place, its archived version may be accessed at these Web sites.


ABOUT I3 MOBILE
i3 Mobile (www.i3mobile.com) is a leading provider of premium wireless data services that enable wireless network operators, Web sites and businesses to extend personalized, location-based information to their customers. As of the end of the first quarter of 2001, i3 Mobile had approximately 425,000 paying subscribers receiving information on mobile phones, pagers, PDAs and other wireless devices. i3 Mobile has distribution relationships with wireless carriers representing more than 60 percent of the North American market. i3 Mobile's services are offered by more than 25 leading wireless network operators and new media distributors, including AT&T Wireless Services, Bell Mobility, New York Times Digital, Rogers AT&T Wireless and U.S. Cellular.


This news release may be deemed to include forward-looking statements as defined by applicable U.S. law and, as a result, may involve risks, uncertainties and assumptions that could cause actual results to differ materially from those in such forward-looking statements. The words "believe," "expect," "intend," "anticipate," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Potential risks and uncertainties include, but are not limited to, those related to the overall market acceptance of i3 Mobile's products and services; uncertainties related to i3 Mobile's reliance on a small number of wireless network operators for a significant portion of its revenues, i3 Mobile's dependence on the distribution of its products by third parties, and competition from companies with substantially greater financial, technical, marketing and distribution resources. Further information regarding these and other risks are included in i3 Mobile's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. i3 Mobile undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

                            -Financial Tables Follow-
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                                 i3 MOBILE, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            THREE MONTHS ENDED
                                                       -----------------------------
                                                      MARCH 31,             MARCH 31,
                                                         2001                 2000
                                                       --------             --------
Net revenue                                            $  1,333             $    910
Cost of revenue                                             734                  569
                                                       --------             --------
Gross profit                                                599                  341

Operating expenses:
   Sales and marketing                                    1,277                1,277
   Product development costs                              1,100                  460
   General and administrative                             3,916                2,414
   Stock compensation                                       141                  130
                                                       --------             --------
Operating expenses                                        6,434                4,281
                                                       --------             --------

Operating loss                                           (5,835)              (3,940)

Interest (income)/expense                                (1,141)                (314)
                                                       --------             --------
Net loss                                               $ (4,694)            $ (3,626)
                                                       ========             ========

Net loss per share-basic and diluted                   $  (0.21)            $  (0.63)
                                                       ========             ========

Shares used in computing net loss per share              22,830                5,771
                                                       ========             ========

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                                 i3 MOBILE, INC.
                           CONSOLIDATED BALANCE SHEET
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                 MARCH 31,           DECEMBER 31,
                                                                   2001                  2000
                                                                 ---------             ---------

                 ASSETS
Current assets:
   Cash and cash equivalents                                     $  77,373             $  84,900
   Accounts receivable, net                                            933                   536
   Deferred advertising                                              3,349                 3,349
   Prepaid expenses and other current assets                           409                   416
                                                                 ---------             ---------
      Total current assets                                          82,064                89,201

   Fixed assets, net                                                 9,027                 9,217
Deposits and other non-current assets                                  811                   829
                                                                 ---------             ---------
Total assets                                                     $  91,902             $  99,247
                                                                 =========             =========

      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                              $     559             $   2,019
   Accrued liabilities                                               2,863                 3,969
   Capital lease obligation, current portion                           751                   800
                                                                 ---------             ---------
   Total current liabilities                                         4,173                 6,788

Capital lease obligation, less current portion                         413                   568
                                                                 ---------             ---------
   Total liabilities                                                 4,586                 7,356
                                                                 ---------             ---------

Stockholders' equity:
      Common stock: $.01 par value, 50,000,000 shares
      authorized; 24,731,440 and 24,706,440
      shares issued                                                    247                   247
       Additional paid-in capital                                  167,575               168,007
       Notes receivable from stockholders                             --                      (3)
       Deferred compensation                                        (1,176)               (1,724)
       Accumulated deficit                                         (75,100)              (70,406)
       Treasury stock at cost, 1,885,000 shares                     (4,230)               (4,230)
                                                                 ---------             ---------

       Stockholders' equity                                         87,316                91,891
                                                                 ---------             ---------

       Total liabilities and stockholders' equity                $  91,902             $  99,247
                                                                 =========             =========